Exhibit A
JOINT FILING UNDERTAKING

 The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: July 24, 2007

Prides Capital Partners, L.L.C.

By:	/s/ Murray A. Indick
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Murray A. Indick Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick		By:	/s/ Murray A. Indick
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Murray A. Indick			Murray A. Indick Attorney-in-Fact

Henry J. Lawlor, Jr.		Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
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	Murray A. Indick Attorney-in-Fact		Murray A. Indick Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
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Murray A. Indick Attorney-in-Fact